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EXHIBIT 99.8

EXECUTION COPY

AGREEMENT

This Agreement, dated as of October 9, 2007 (“Agreement”), is by and among Lancaster Colony Corporation, an Ohio corporation (the “Company”), and the other persons and entities that are signatories hereto (collectively, the “Barington Group,” and each, individually, a “member” of the Barington Group) which are or may be deemed to be members of a “group” with respect to the common stock of the Company, without par value (the “Common Stock”), pursuant to Rule 13d-5 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

WHEREAS, the Barington Group (i) has publicly indicated that it intends to solicit proxies for the election of its own alternative slate of nominees (the “Proxy Solicitation”) for election to the Company’s board of directors (the “Board”) at the 2007 annual meeting of shareholders of the Company (the “2007 Annual Meeting”) and (ii) has taken certain actions in furtherance thereof; and

WHEREAS, the Company and the members of the Barington Group have determined that the interests of the Company and its shareholders would be best served by, among other things, avoiding the substantial expense and disruption that would result from the Proxy Solicitation;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Representations and Warranties of the Company. The Company hereby represents and warrants to the Barington Group that (i) this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (ii) neither the execution of this Agreement nor the fulfillment of the terms hereof will conflict with, result in a breach or violate in any material respect the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject.

2. Representations and Warranties of the Barington Group. Each member of the Barington Group represents and warrants to the Company that (i) this Agreement has been duly authorized, executed and delivered by such member, and is a valid and binding obligation of such member, enforceable against such member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (ii) as of September 21, 2007 and as of the date of this

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Agreement, the members of the Barington Group, together with their respective Affiliates and Associates, beneficially own in the aggregate 1,694,321 shares of Common Stock (the “Barington Group Shares”).

3. Barington Nomination; Voting Agreement.

(a)      The Barington Group hereby withdraws its letter dated September 19, 2007 to the Secretary of the Company providing Notice to the Secretary of the intention of Barington Companies Equity Partners, L.P. to nominate persons for election as directors at the 2007 Annual Meeting (the “Barington Nomination”).

(b)          At the 2007 Annual Meeting and at every adjournment or postponement thereof, the Barington Group shall, with respect to the Barington Group Shares and any other shares of Common Stock in respect of which the Barington Group has the right to direct the vote (collectively, the “Voting Shares”): (i) appear at such meeting or otherwise cause the Voting Shares to be counted as present thereat for purposes of establishing a quorum; and (ii) vote or cause to be voted the Voting Shares in favor of the persons nominated by the Board to serve on the Board, as identified in the Company’s definitive proxy statement filed in respect of the 2007 Annual Meeting, and not in favor of any other nominees to serve on the Board.

4. Standstill Period.

(a) Except as provided in Section 4(b), each member of the Barington Group agrees that, from the date of this Agreement until the earlier of November 17, 2008 and the Company’s 2008 annual meeting of shareholders (such period, the “Standstill Period”), without the prior written consent of the Board specifically expressed in a written resolution adopted by a majority vote of the entire Board, neither it nor any of its Affiliates or Associates under its control or direction will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner: (i) engage in any solicitation of proxies or consents to vote any voting securities of the Company or become a participant in any election contest with respect to the Company; (ii) seek to influence any person with respect to the voting or disposition of any securities of the Company; provided, however, that any member of the Barington Group and any Affiliate or Associate of any such member may disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company (other than the election of directors) and the reasons therefor; (iii) demand a copy of the Company’s list of shareholders or its other books and records; (iv) otherwise publicly act, alone or in concert with others, to seek to influence the management, the Board or policies of the Company or initiate or take any action to obtain representation on the Board, except as permitted expressly by this Agreement; (v) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the Company, except that nothing contained herein shall prohibit members of the Barington Group or their Affiliates and Associates from (x) participating in a group to the extent such group currently exists, (y) adding its Affiliates or Associates to such group, or (z) participating in a group to the extent that such group does not take any actions that any member of the Barington Group would be prohibited from doing individually pursuant to this Section 4(a); or (vi) enter

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into any agreements with any third party with respect to any of the foregoing, except in each case, as contemplated by this Agreement.

(b)          Nothing in Section 4(a) shall limit any member of the Barington Group or the Associates or Affiliates of such member from taking any of the actions otherwise prohibited by Section 4(a) in connection with the 2008 annual meeting of shareholders of the Company, including without limitation, nominating directors or soliciting proxies for the election of directors or other purposes, requesting a shareholder list, related information and other books and records, making public filings or announcements or taking any other action, in each case, related to the solicitation of proxies at the 2008 annual meeting of shareholders of the Company; provided, however, that each member of the Barington Group and its Associates or Affiliates shall (i) comply with the terms of the Company’s Code of Regulations as in effect on the date hereof as they apply to the 2008 annual meeting of shareholders of the Company (including without limitation provisions relating to the nomination of directors), and (ii) refrain from soliciting proxies or making public filings or announcements in connection with the solicitation of proxies for the Company’s 2008 annual meeting of shareholders prior to the earlier of (x) the submission of a timely notice of an intent to nominate persons to serve as directors at the 2008 annual meeting of shareholders, and (y) August 15, 2008.

(c) As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(d)         In the event that the Company is in material breach of its obligations under this Agreement, including, without limitation, a failure to comply in any material respect with the provisions of Section 5 through Section 10 of this Agreement, and such material breach is not cured within 30 days after notice thereof to the Company by the Barington Group, then in addition to any other remedies that the members of the Barington Group may have, the provisions of Sections 3 and 4(a) shall also terminate.

5. Additional Director.

(a) The Nominating and Governance Committee and the Barington Group shall work in good faith to identify a mutually acceptable candidate to serve as a director on the Board (the “New Director”) within ninety (90) days of the date hereof. The New Director shall qualify as an Independent Director. For purposes of this Agreement, an “Independent Director” is a director that qualifies as “independent” under the listing standards of The Nasdaq Stock Market, Inc (Marketplace Rule 4200 and any successor thereto) and Item 407(a) of Regulation S-K promulgated by the SEC. In addition, the New Director shall be an individual that the Company and the Barington Group reasonably believe does not have a relationship with the Barington Group, the Company or any of the Company’s executive officers that would impair the independence of such director in carrying out the responsibilities of a director of the Company.

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(b)          Upon the identification of the New Director, the Board shall, at its next regularly scheduled meeting, (i) either (A) cause a then-current member of the Board whose term expires at the Company’s 2010 annual meeting of stockholders to resign, retire or be removed, or (B) cause the size of the Board to be increased by one, and (ii) appoint the New Director to fill the newly created vacancy (it being understood that in either case the New Director shall be a member of the class of directors whose term ends at the 2010 annual meeting of the shareholders of the Company).

6. Improvement in Operations and Profitability.

(a) As promptly as reasonably practicable (and in any case no later than forty-five (45) days from the date of this Agreement), the Company shall form a working group (the “Task Force”) to enhance its ongoing efforts to improve the continuing operations and profitability of the Company (it being understood that this review may not include a review of non-food operations). The Task Force shall include the Company’s Chief Financial Officer and such other members as are designated by the Company’s Chief Financial Officer. The Task Force shall seek to identify measures to, among other things

i.	Improve gross margins;

ii.	Reduce SG&A expenses; and

iii.	Enhance manufacturing and marketing efficiencies.

(b) The Chief Financial Officer shall consider in good faith whether it is desirable for the Task Force to retain a third-party consultant to assist the Task Force (and if the Chief Financial Officer so decides that it is desirable, the Company shall retain a third-party consultant to assist the Task Force).

(c) The Task Force shall use commercially reasonable efforts to develop a business plan (the “Business Plan”) identifying measures to improve the operations and profitability of the Company within one hundred and eighty (180) days after the date hereof, and shall use commercially reasonable efforts to implement the measures identified in the Business Plan as promptly as reasonably practicable thereafter. Upon completion of the Business Plan, the Company shall issue a press release or make such other public disclosure that provides the Company’s shareholders with such description of the Business Plan as the Company deems appropriate.

(d) In connection with the development of the Business Plan, a representative of the Task Force shall consult with representatives of the Barington Group regarding any suggested improvements the Barington Group may have, and the Task Force shall consider such suggested improvements in good faith.

7. Share Repurchase Program. The Company shall utilize commercially reasonable efforts to continue to repurchase outstanding shares of Common Stock up to the amount

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authorized by the Board (it being understood that the Board has authorized the Company to repurchase approximately 2.6 million shares of Common Stock in addition to those shares of Common Stock that the Company has repurchased prior to the date hereof, and that the Board does not intend to revoke or reduce this authorization), with a goal (but not a requirement) of repurchasing a total of at least two (2) million shares during the period from July 1, 2007 through June 30, 2008, inclusive. The Barington Group acknowledges that the Company’s obligations pursuant to this Section 7 are subject to compliance with all applicable laws (including without limitation all applicable securities laws) and contractual obligations, and that the Company may take into account prevailing market factors in determining whether and when to repurchase any shares of Common Stock.

8. Completion of Strategic Process. The Company shall continue its efforts, as publicly announced on August 17, 2007, to explore strategic alternatives for its nonfood businesses with the assistance of outside financial advisors. The Company shall use commercially reasonable efforts to complete these efforts prior to August 31, 2008.

9. Lead Independent Director. No later than the 2007 Annual Meeting, the Independent Directors of the Board shall appoint a lead Independent Director. The Independent Directors of the Board may appoint successor lead Independent Directors at any time and from time to time as they deem appropriate. The lead Independent Director shall: (i) work closely with the chairman of the Board with regard to approving the information presented to the Board and setting and approving meeting agendas and meeting schedules; (ii) chair meetings of the Board in the absence of the chairman of the Board; (iii) oversee meetings of the Independent Directors of the Board; (iv) serve as the principal liaison between the Independent Directors of the Board and the chairman of the Board; (v) take a leading role in the Board evaluation process; and (vi) have the authority to call meetings of the Independent Directors of the Board.

10. Corporate Governance Review. As soon as reasonably practicable, but in any event with a goal of completion within one hundred and eighty (180) days of the date of this Agreement, the Nominating and Governance Committee shall implement a review of the Company’s corporate governance and prepare, for consideration by the entire Board, a report identifying any proposed changes that the Nominating and Governance Committee deems appropriate to improve the Company’s corporate governance. In connection with this review, the Nominating and Governance Committee shall be entitled to retain, at the Company’s expense, independent counsel and such other advisors as it deems necessary or appropriate to assist the committee in its evaluation. The Nominating and Governance Committee shall cause a representative of the committee to meet with a representative of the Barington Group regarding any suggested improvements the Barington Group may have, and the committee shall consider such suggested improvements in good faith.

11. Public Announcement. The Barington Group and the Company shall issue a joint press release in the form attached hereto as Exhibit A on the date hereof.

12. Expense Reimbursement; Costs and Expenses. Within five (5) business days after receiving documentation thereof, the Company shall reimburse Barington Capital Group, L.P. for the actual documented out-of-pocket expenses (up to a maximum of $150,000) incurred by

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the members of the Barington Group in connection with its Schedule 13D filings, the Barington Nomination and related anticipated proxy solicitation, and the negotiation and execution of this Agreement and all related activities and matters. Except as provided in the preceding sentence, all costs and expenses incurred in connection with this Agreement will be paid by the party incurring such cost or expense.

13. Confidentiality. The members of the Barington Group (each, a “Recipient”) each acknowledge the confidential and proprietary nature of the Confidential Information (as defined below) and agree that the Confidential Information (a) will be kept confidential by Recipient and Recipient’s Representatives and (b) will not be disclosed by Recipient (except to other Recipients and their Affiliates and Associates and such person’s Representatives to the extent contemplated by this Agreement) or by Recipient’s Representatives (as defined below) to any person except with the specific prior written consent of the Company or except as expressly otherwise permitted by this Agreement. It is understood that (y) Recipient may disclose Confidential Information only to those of Recipient’s Representatives who are informed by Recipient of the confidential nature of the Confidential Information and the obligations of this Agreement, and (z) Recipient shall be responsible for the breach of the provisions of this Section 13 by Recipient’s Representatives. As used in this Agreement, the term “Confidential Information” means and includes any and all confidential, non-public or proprietary information concerning the business and affairs of the Company that may hereafter be disclosed to Recipient by the Company or by the directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (“Representatives”) of the Company; provided that “Confidential Information” shall not include information that (a) was in or enters the public domain or was or becomes generally available to the public other than as a result of disclosure by Recipient or any Representative thereof, (b) was independently acquired by Recipient without violating any of the obligations of Recipient or its Representatives under this Agreement, or under any other contractual, legal, fiduciary or binding obligation of Recipient or its Representatives with or to the Company, (c) was available, or becomes available, to Recipient on a nonconfidential basis other than as a result of its disclosure to Recipient by the Company or any Representative of the Company, but only if to the knowledge of Recipient the source of such information is not bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting the information to Recipient or Recipient’s Representatives by a contractual, legal, fiduciary or other binding obligation with or to the Company, or (d) was independently developed by Recipient or its Representatives without reference to any other Confidential Information.

14. Jurisdiction; Applicable Law. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to

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service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such parties’ principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

15. Representative. Each member of the Barington Group hereby irrevocably appoints Barington Capital Group, L.P. as such member’s attorney-in-fact and representative (the “Barington Representative”), in such member’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each member of the Barington Group, upon any action taken by the Barington Representative or upon any document, notice, instruction or other writing given or executed by the Barington Representative.

16. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

17. No Third-Party Beneficiaries. No provision of this Agreement is intended to confer any rights, benefits, remedies or liabilities upon any person other than the parties hereto, their respective successors and assigns.

18. Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

19. Entire Agreement; Amendment; Assignment. This Agreement contains the entire understanding of the parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto, or in the case of the Barington Group, the Barington Representative, or their respective successors or assigns. The Company may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Barington Representative, and no member of the Barington Group may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Company.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

LANCASTER COLONY CORPORATION

By: /s/ John B. Gerlach, Jr.
Name: John B. Gerlach, Jr.
Title: Chief Executive Officer

BARINGTON COMPANIES EQUITY
PARTNERS, L.P.
By: Barington Companies Investors, LLC, its general partner

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title: Managing Member

BARINGTON COMPANIES INVESTORS, LLC

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title: Managing Member

BARINGTON INVESTMENTS, L.P.
By: Barington Companies Advisors, LLC, its general partner

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title: Managing Member

BARINGTON COMPANIES ADVISORS, LLC.

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title: Managing Member

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BENCHMARK OPPORTUNITAS FUND PLC
By: Barington Offshore Advisors, LLC

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title: Managing Member

BARINGTON OFFSHORE ADVISORS, LLC

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title: Managing Member

BARINGTON COMPANIES OFFSHORE FUND, LTD.

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title: President

BARINGTON OFFSHORE ADVISORS II, LLC

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title: Managing Member

BARINGTON CAPITAL GROUP, L.P.
By: LNA Capital Corp., its general partner

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title: President and CEO

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LNA CAPITAL CORP.

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title: President and CEO

/s/ James A. Mitarotonda
James A. Mitarotonda

RJG CAPITAL PARTNERS, L.P.
By: RJG Capital Management, LLC, its general partner

By: /s/ Ronald J. Gross
Name: Ronald J. Gross
Title: Managing Member

RJG CAPITAL MANAGEMENT, LLC

By: /s/ Ronald J. Gross
Name: Ronald J. Gross
Title: Managing Member

/s/ Ronald J. Gross
Ronald J. Gross

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.
By: D.B. ZWIRN PARTNERS, LLC, its general partner
By: ZWIRN HOLDINGS, LLC, its managing member

By: /s/ Lawrence Cutler
Name: Lawrence Cutler
Title: Chief Compliance Officer and Chief Operating Officer

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D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, LTD.
By: D.B. Zwirn & Co., L.P., its manager
By: DBZ GP, LLC, its general partner
By: Zwirn Holdings, LLC, its managing member

By: /s/ Lawrence Cutler
Name: Lawrence Cutler
Title: Chief Compliance Officer and Chief Operating Officer

HCM/Z SPECIAL OPPORTUNITIES LLC
By: D.B. Zwirn & Co., L.P., its manager
By: DBZ GP, LLC, its general partner
By: Zwirn Holdings, LLC, its managing member

By: /s/ Lawrence Cutler
Name: Lawrence Cutler
Title: Chief Compliance Officer and Chief Operating Officer

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D.B. ZWIRN & CO., L.P.
By: DBZ GP, LLC, its general partner
By: Zwirn Holdings, LLC, its managing member

By: /s/ Lawrence Cutler
Name: Lawrence Cutler
Title: Chief Compliance Officer and Chief Operating Officer

DBZ GP, LLC
By: Zwirn Holdings, LLC, its managing member

By: /s/ Lawrence Cutler
Name: Lawrence Cutler
Title: Chief Compliance Officer and Chief Operating Officer

ZWIRN HOLDINGS, LLC

By: /s/ Lawrence Cutler
Name: Lawrence Cutler
Title: Chief Compliance Officer and Chief Operating Officer

By: /s/ Daniel B. Zwirn
Daniel B. Zwirn